RIDER TO MORTGAGE DEED AND SECURITY AGREEMENT

     This Rider to Mortgage Deed and Security Agreement ("Rider") is made this 12th day of July, 1996, and is incorporated into and shall be deemed to amend and supplement the Mortgage Deed and Security Agreement (hereinafter "Security Instrument") of same date given by the undersigned (hereinafter "Mortgagor") to secure Borrower's promissory note to First Federal Savings Bank of New Smyrna, the mortgagee (hereinafter "mortgagee") of even date and covering the "Property" as defined in the Security Instrument.

     Additional Covenant. In addition to the other covenants and agreements made in this Security instrument, Mortgagor further covenants to Mortgagee and agree as follows:

     1.   Environmental Condition of property; Indemnification.

Mortgagor warrants to the best of its knowledge and presents to Mortgagee except for the small tank located near the Goodyear site, after thorough investigation that: (a) the property is now and at all times hereafter will continue to be in full compliance with all Federal, State and local environmental laws and regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and liability Act of 1980 ("CERCLA"), Public Law No. 96-510, 94 Stat. 2767, 42 USC 9601 eq
sea., and the Superfund Amendments and Reauthorization as may be amended from time to time, and the Superfund Amendments and Reauthorization Act of 1986 (SARA), Public Law No. 99-499, 100 Stat. 1613, as may be amended from time to time; (b) (i) as of the date hereof there are no hazardous materials, substances, wastes or other environmentally regulated substances, wastes or other environmentally regulated substances (including without limitation, any materials containing asbestos) located on, in or under the property or used in connection therewith, or (ii) Mortgagor has fully disclosed to mortgage in writing the existence, extent and nature of any such hazardous materials, substances, wastes or other environmentally regulated substances, wastes or other environmentally regulated substances, which mortgagor is legally authorized and empowered to maintain on, in or under the property or use in connection therewith; and (c) Mortgagor has obtained and will maintain all licenses, permits and approvals. Mortgagor further represents and warrants that it will promptly notify Mortgagee of any change in the nature or extent of any hazardous materials, substances or wastes maintained on, in or under the Property or used in connection therewith, and will transmit to Mortgagee copies of any citations, orders, notices or other material governmental or other communication received with respect to any other hazardous materials, substances, wastes or other environmentally regulated substances affecting the Property. Mortgagor shall indemnify and hold Mortgagee harmless from and against any and all damages, penalties, fines, claims, liens, suits liabilities, costs (including clean-up costs), judgements and expenses (including attorneys' consultants' or experts' fees and expenses) of every kind and nature suffered by or asserted against Mortgagee as a direct or indirect result of any warranty or representation made by Mortgagor in the preceding paragraph being false or untrue in any material respect or any requirement under the law, regulation or ordinance, local, state or Federal, which requires the elimination or removal of any hazardous materials, substances, wastes or other environmentally regulated substances by Mortgagee, mortgagor or any transferee of or successor of Mortgagee or Mortgagor.

Mortgagor's obligations hereunder shall not be limited to any extent by the term of the promissory note secured by the Security Instrument, and, as to any act or occurrence prior to payment in full and satisfaction of such note which gives rise to liability hereunder, shall continue, survive and remain in full force and effect notwithstanding payment in full and satisfaction of said note and the Security Instrument, or delivery of a deed in lieu of foreclosure.

     2. Prohibition of additional financing, further liens. An important component of the consideration for the extension of credit evidenced by the note secured by this mortgage is mortgagor's equity in the property encumbered by this mortgage and the maintenance of such equity (as increased through future appreciation, if any) during the term of this mortgage.
Mortgagor shall not, without the written consent of Mortgage, obtain additional financing of any kind relating to the property encumbered by this mortgage or cause or permit any further lien of any kind to be imposed on the property. Any violation of this provision will, at the option of the mortgagee, constitute a default under this mortgage.



     3. Cross default. The note secured by this mortgage is also secured by the following instruments:

a)   Promissory Note of even date herewith
b)   Assignment of Rents, Leases & Profits
c)   UCC-I (County & State)

A default under any of the above instruments shall constitute a default under this mortgage, and the holder shall have all the remedies provided herein, including the option to accelerate the unpaid principal balance, without prior notice or demand.

Additionally, a default under any loan commitment or loan heretofore or hereafter made by any lending institution to mortgagor shall, at the option of the mortgagee, constitute a default under the mortgage and note, and under all other commitments or loans made to mortgagor by the mortgagee.

     4. Waiver of Right to Jury Trial. As additional consideration for the granting of the loan evidenced by the Note secured by this mortgage, the mortgagor hereby waives the right to a trial by jury with respect to any litigation based on the Note, Mortgage (or any other loan documents), any Guaranty of the Note or obligation evidenced thereby, the loan commitment letter dated June 5, 1996, any obligation arising from or evidenced by any of the foregoing instruments, or any course of dealing, course of conduct, statements, (whether verbal or written), or actions of mortgagor relating to any of the foregoing matter or instruments.

     5.   Loan Commitment Provisions Survive Closing.  The
Conditions, provisions and obligations set forth in that certain
First Federal Savings Bank of New Smyrna, loan commitment letter, dated June 5, 1996, shall survive the closing of the loan transaction evidenced by the Note, Mortgage or any related loan documents, and shall be fully binding upon the Mortgagor.

     6. Severability. If any term, condition or covenant of this mortgage, the Note or any other document secured by this Mortgage, or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Mortgage, Note and other loan documents and the application of such term, covenant or condition to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant or condition of this mortgage, the Note and other documents shall be valid and enforceable to the fullest extent permitted by law.

     By signing below, Mortgagors accept and agree to the terms and covenants contained in this Rider.







     EXECUTED, as of the date and year first stated above.

                              MARK CENTERS LIMITED PARTNERSHIP,
                              a Delaware limited Partnership
                              By:  MARK CENTERS TRUST,
                                   General Partner




                         By:  /s/ Joshua Kane
                              Joshua Kane
                              Senior Vice President and
                              Chief Financial Officer



This instrument prepared by:
W.M. Gillespie, Esquire
Gillespie & Gillespie, P.A.
233 North Causeway
New Smyrna Beach, Florida  32170